EXHIBIT 10.2

EARNOUT AGREEMENT

             THIS EARNOUT AGREEMENT (this “Agreement”), dated as of September 1, 2001 (the “Closing Date”), is made by and between ADS MB Corporation, a Delaware corporation (“Buyer”) and Mail Box Capital Corporation, a Delaware corporation (“Seller”).  Buyer and Seller are sometimes collectively referred to as the “Parties,” and individually referred to as a “Party.”

RECITALS

             A.         Buyer, Alliance Data Systems Corporation, a Delaware corporation (the “Parent”) and Seller, among others, are a party to that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase and assume and Seller has agreed to sell and assign all of the Assets and Assumed Liabilities (as defined in the Purchase Agreement) of Seller.

             B.          The Purchase Agreement provides for, among other things, the execution and delivery of this Agreement in order to establish the terms and conditions of the earnout portion of the purchase price specified in the Purchase Agreement.

             C.          Capitalized terms used in this Agreement but not defined herein shall have the meanings set forth in the Purchase Agreement.

STATEMENT OF AGREEMENT

             NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties set forth in this Agreement and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

             Section 1.1       Definitions.  The terms defined in this Article I will have the meanings specified below for all purposes of this Agreement:

             “Agreement” has the meaning set forth in the first paragraph.

             “Books and Records” means the books and records maintained for or related to the Buyer, as the case may be, including all accounting records, computerized records and storage media and the software used in connection therewith.

             “Calculation Statement” has the meaning set forth in Section 2.3(a).

             “Closing Date” has the meaning set forth in the first paragraph.

             “Earnout Period” means the consecutive twelve (12) month period beginning on January 1, 2002 and ending on December 31, 2002.

             “EBITDA” means, with respect to a particular period, the consolidated net income of the Buyer before any deduction for interest, income taxes, depreciation or amortization.  EBITDA will be determined on a consolidated basis for the Buyer in accordance with GAAP, consistently applied as to the Buyer, prepared from the applicable accounts as reflected on the Books and Records after making all year-end adjustments, modified as set forth on Exhibit A attached hereto.

             “Financial Statements” has the meaning set forth in Section 2.3(a).

             “GAAP” means generally accepted accounting principles in effect in the United States of America as of the date the Financial Statements are prepared.

             “Objection Notice” has the meaning set forth in Section 2.4(b).

             “Parties” and “Party” has the meaning set forth in the first paragraph.

             “Purchase Agreement” will have the meaning set forth in the Recitals.

             “Representatives” means, such entity’s directors, employees, officers, agents, accountants, attorneys and shareholders.

             Section 1.2       Accounting Terms.  Except as otherwise provided in this Agreement, all accounting terms defined in this Agreement, whether defined herein or otherwise, will be construed in accordance with GAAP.

             Section 1.3       Articles, Sections and Exhibits.  Except as specifically stated otherwise, references to Articles, Sections and Exhibits refer to the Articles, Sections and Schedules of this Agreement.

             Section 1.4       Drafting.  Neither this Agreement nor any provision set forth in this Agreement will be interpreted in favor of or against any Party because such Party or its legal counsel drafted this Agreement or such provision.  No prior draft of this Agreement or any provision set forth in this Agreement will be used when interpreting this Agreement or its provisions.

             Section 1.5       Headings.  Article and section headings are used in this Agreement only as a matter of convenience and will not have any effect upon the construction or interpretation of this Agreement.

             Section 1.6       Include.  The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.

             Section 1.7       Plural and Singular Words.  Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word.  Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word.

             Section 1.8       Pronouns.  Whenever a pronoun of a particular gender is used in this Agreement, if appropriate that pronoun also will refer to the other gender and the neuter.  Whenever a neuter pronoun is used in this Agreement, if appropriate that pronoun also will refer to the masculine and feminine gender.

ARTICLE II.
EARNOUT PAYMENTS

             Section 2.1       Earnout Payments.  As a component of the Final Purchase Price, Buyer will pay to Seller the Earnout Amount (as defined below) within ten (10) Business Days after the date on which such Earnout Amount is deemed final in accordance with Section 2.4(c).  Buyer will make such payments by wire transfer of immediately available funds to the bank account(s) set forth on a notice given by Seller to Buyer on the date that the Earnout Amount is deemed final in accordance with Section 2.4(c).  Buyer acknowledges that Seller has entered into an Agreement with William Blair Mezzanine Capital Fund II, L.P. (“Blair”), dated as of the date hereof, which sets forth certain understandings between Seller and Blair with respect to the priority of payments by the Seller of the Earnout Amount (the “Blair Letter”).

             Section 2.2       Earnout Amount.  The Earnout Amount shall be equal to (a) actual EBITDA for the Earnout Period multiplied by six, minus (b) the Up-Front Purchase Price; provided, however, (i) if actual EBITDA for the four months ended December 31, 2001 (the period is hereinafter referred to as the “2001 Period,” and the amount is hereinafter referred to as the “2001 EBITDA”) is less than $1,900,000, the Earnout Amount shall be reduced by an amount equal to six multiplied by the amount by which 2001 EBITDA is less than $1,900,000 or (ii) if 2001 EBITDA is greater than $2,500,000, the Earnout Amount shall be increased by an amount equal to six multiplied by the amount by which 2001 EBITDA is greater than $2,500,000.  Notwithstanding the foregoing, the Earnout Amount shall not exceed $60,000,000 less the Up-Front Purchase Price.  By way of example only, Exhibit B attached hereto, sets forth example calculations for four scenarios.

             Section 2.3       Calculation of 2001 EBITDA.

             (a)         Preparation of the Calculation Statement.  As soon as reasonably practicable, but not later than 90 calendar days after the end of the 2001 Period, Buyer will deliver to Seller (i) the audited balance sheet of Buyer as of the end of such period and the statement of operations and cash flows of Buyer for the period ended on such date, prepared in accordance with GAAP consistently applied as to the Buyer, with the exception of footnotes thereto (the “2001 Financial Statements”), and (ii) a statement setting forth in reasonable detail the computation of 2001 EBITDA for the 2001 Period, including identification of all excluded items and adjustments and all necessary back up calculations (the work papers showing such calculation, the “2001 Calculation Statement”).

             (b)        Review of the 2001 Financial Statements and the 2001 Calculation Statement.  As soon as practicable, but not later than 25 calendar days after receipt of the 2001 Financial Statements and the 2001 Calculation Statement, Seller will inform Buyer in writing of any objection it has to the 2001 Financial Statements or the 2001 Calculation Statement, which objection, if any, will set forth in reasonable detail Seller’s objections and the basis for those objections (an “Objection Notice”).  If Seller so objects and the Parties do not resolve such objections on a mutually agreeable basis within 120 calendar days after the end of the 2001 Period, then the disagreement will be resolved as soon as practicable thereafter, but not later than 150 calendar days after the end of the 2001 Period, by an accounting firm of national reputation, which accounting firm will be selected jointly by Buyer on the one hand and Seller on the other hand and in no event may such accounting firm resolve the objection in a manner that would result in 2001 EBITDA being greater or lesser in the aggregate than such amounts originally proposed by Buyer and Seller.  The Parties acknowledge that the scope of such accounting firm’s work will be limited to resolving the objections set forth in the Objection Notice.  The decision of such accounting firm, which shall be set forth in writing, shall be final and binding upon the Parties, and may be entered as a final judgment in any court of proper jurisdiction.

             (c)         Calculation Deemed Final.  The 2001 Financial Statements, the 2001 Calculation Statement (as both or either may be adjusted, if applicable, by the agreement of the Parties or the decision of the accounting firm) and 2001 EBITDA based thereon will be deemed final upon the earlier to occur of (i) the agreement of the Parties, (ii) the decision of the accounting firm, or (iii) the failure of Seller to deliver an Objection Notice to Buyer within 25 calendar days after receipt by Seller of the 2001 Financial Statements and the 2001 Calculation Statement.  The finally determined 2001 EBITDA shall be the amount used in the final calculation of the Earnout Amount as set forth in Section 2.2.

             Section 2.4       Calculation of Earnout Payments.

             (a)         Preparation of the 2002 Calculation Statement.  As soon as reasonably practicable, but not later than 90 calendar days after the end of the Earnout Period, Buyer will deliver to Seller (i) the audited balance sheet of Buyer as of the end of such period and the statement of operations and cash flows of Buyer for the period ended on such date, prepared in accordance with GAAP consistently applied as to the Buyer, with the exception of footnotes thereto (the “2002 Financial Statements”), (ii) a calculation of the Earnout Amount in the manner provided in Section 2.2, based on the 2002 Financial Statements and the final amount of 2001 EBITDA, along with a statement setting forth in reasonable detail the computation of EBITDA for the Earnout Period, including identification of all excluded items and adjustments and all necessary back up calculations (the work papers showing such calculation, the “2002 Calculation Statement”) and (iii) by wire transfer of immediately available funds an amount equal to half of the amount shown as owing to Seller in the Calculation Statement.

             (b)        Review of the 2002 Financial Statements and the 2002 Calculation Statement.  As soon as practicable, but not later than 25 calendar days after receipt of the 2002 Financial Statements and the 2002 Calculation Statement, Seller will inform Buyer in writing of any objection it has to the 2002 Financial Statements or the 2002 Calculation Statement, which objection, if any, will set forth in reasonable detail Seller’s objections and the basis for those objections.  If Seller so objects and the Parties do not resolve such objections on a mutually agreeable basis within 120 calendar days after the end of the Earnout Period, then the disagreement will be resolved as soon as practicable thereafter, but not later than 150 calendar days after the end of the Earnout Period, by an accounting firm of national reputation, which accounting firm will be selected jointly by Buyer on the one hand and Seller on the other hand and in no event may such accounting firm resolve the objection in a manner that would result in the Earnout Amount being greater or lesser in the aggregate than the amounts originally proposed by Buyer and Seller.  The Parties acknowledge that the scope of such accounting firm’s work will be limited to resolving the objections set forth in the Objection Notice.  The decision of such accounting firm, which shall be set forth in writing, shall be final and binding upon the Parties, and may be entered as a final judgment in any court of proper jurisdiction.

             (c)         Calculation Deemed Final; Payment.  The 2002 Financial Statements, the 2002 Calculation Statement (as both or either may be adjusted, if applicable, by the agreement of the Parties or the decision of the accounting firm) and the Earnout Amount based thereon will be deemed final upon the earlier to occur of (i) the agreement of the Parties, (ii) the decision of the accounting firm, or (iii) the failure of Seller to deliver an Objection Notice to Buyer within 25 calendar days after receipt by Seller of the 2002 Financial Statements and the 2002 Calculation Statement.  The Buyer shall pay to Seller the balance of the finally determined Earnout Amount, after deducting amounts already paid to Seller pursuant to Section 2.4(a) and subject to Section 2.6, within ten (10) Business Days of the 2002 Financial Statements, the 2002 Calculation Statement and the Earnout Amount becoming final pursuant to this Section 2.4(c).

             Section 2.5       Fees and Expenses.  Each Party will bear the fees, costs and expenses of its own accountants, and will share equally in the fees, costs and expenses of the accounting firm selected by the Parties to resolve any disagreements regarding any Objection Notice.

             Section 2.6       Right to Set-off.  Buyer shall have the right to withhold and set-off against the Earnout Amount any amount owed or subject to final resolution of any dispute arising out of or relating to the Purchase Agreement to Buyer and/or Parent by Seller.

             Section 2.7       Access to Books and Records.  Each of Buyer and Seller will permit the other’s representatives reasonable access to the Books and Records (and shall permit such persons to examine and photocopy such Books and Records at such person’s expense to the extent reasonably requested by such person) necessary to perform any analysis such party deems necessary in order to calculate the 2001 EBITDA and/or the Earnout Amount; provided, however, that any such access or investigation shall be conducted by Seller and Seller’s Representatives in such a manner as not to unreasonably interfere with the operation of the business of the Buyer.

ARTICLE III.
OPERATION OF THE
BUSINESS; OTHER AGREEMENTS

             Section 3.1       Operation of the Business.

             (a)         The Buyer agrees that during the Earnout Period, for so long as Buyer achieves at least 70% of the business plan of the Seller at the Closing Date attached hereto as Exhibit C (the “Business Plan”) as of March 31, 2002, June 30, 2002 and September 30, 2002, Buyer shall not, without the written consent of Seller:

             (i)          acquire the stock or assets of any other businesses;

             (ii)         sell or dispose of the stock or assets of the Buyer, other than in the ordinary course of business;

             (iii)        engage in any unrelated line of business in which the Seller is not engaged at the Closing;

             (v)        open any additional offices, manufacturing plants or other facilities;

             (vi)       effect any change of more than 10% in the number of employees or the total payroll of the Seller at the Closing, other than in the ordinary course of business; and

             (vii)      discontinue any line of business in which the Seller is engaged at the Closing.

             (b)        The Buyer agrees that during the Earnout Period, for so long as Buyer achieves at least 70% of the Business Plan as of March 31, 2002, June 30, 2002 and September 30, 2002:

             (i)          Buyer will remain a separate corporation rather than a division of Parent and that substantially all of the assets of Buyer will continue to be owned by Buyer, except such assets as may be disposed in the ordinary course of business;

             (ii)         Buyer will operate the business acquired from the Seller in the ordinary course consistent with the Business Plan;

             (iii)        Buyer will ensure that Buyer is sufficiently capitalized and has sufficient working capital to operate the business acquired from the Seller in the ordinary course consistent with the Business Plan and assuming capital expenditures do not exceed $500,000 during the Earnout Period; and

             (iv)       any purchases or sales of goods or services or any other transactions between Buyer on the one hand and Parent or any of its other subsidiaries or affiliates on the other, will be on terms no less favorable to Buyer than would be obtainable by it in any arms-length transaction with an unaffiliated third party.

             (c)         For purposes of this Section 3.1, Kenneth W. Murphy, Robert Meador, John Erickson and Charles Buchanan (the “Consent Panel”) shall have all requisite power and authority to bind the Seller, subject to any contractual restrictions of the Seller contained in the Blair Letter.  The size and composition of the Consent Panel shall not be changed in any fashion during the Earnout Period.

             (d)        During the Earnout Period, Buyer may Terminate with Cause any Designated Individual; provided, however, Buyer shall not, during the Earnout Period, Terminate Without Cause any Designated Individual.  For purposes of this Section 3.2(d): “Designated Individual” means each of Kenneth W. Murphy, Charles Buchanan, Robert Meador, Earl Johnson and Stacy Riffe; “Terminate Without Cause” means the termination of an individual’s employment with the Buyer or the reduction of his or her salary, benefits or responsibilities (other than as provided in the final sentence of this Section 3.1(d)) for any reason other than Voluntary Termination or Termination With Cause; “Termination With Cause” means the termination of an individual’s employment due to (i) misappropriation of funds or property of the Buyer or any of its affiliates or such individual’s admission or conviction of fraud or embezzlement against the Buyer or any of its affiliates (including a plea of nolo contendere), (ii) the conviction of or entry of a plea of nolo contendere by such individual for any felony or any misdemeanor involving moral turpitude, or (iii) any action by such individual which is intended to result in substantial enrichment of such individual at the expense of the Buyer or any of its affiliates or any willful gross misconduct which has an adverse impact on the business, reputation or standing of the Buyer in the community, including, without limitation, acts related to moral turpitude and acts prohibited by the Buyer’s or the Parent’s policy on ethics; “Voluntary Termination” means an individual’s voluntary termination of his or her employment hereunder for any reason.  Notwithstanding the foregoing, Buyer may reduce the responsibilities (but not the salary or benefits) of any Designated Individual if Buyer fails to achieve at least 70% of the Business Plan as of March 31, 2002, June 30, 2002 and September 30, 2002.

             Section 3.2       Sale or Discontinuation.  If the business of the Parent shall be sold as an entirety (either by sale of capital stock or assets, a merger or otherwise) to an unaffiliated third party (the “Acquiror”) at any time from the Closing Date through the Earnout Period, the Parent shall cause the Acquiror to assume the obligations of the Buyer and the Parent under this Agreement.  Upon satisfaction of such obligation, the Buyer and the Parent shall not have any further liability to Seller under this Agreement.

ARTICLE IV.
MISCELLANEOUS

             Section 4.1       Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Parties with respect to any of the terms contained herein.

             Section 4.2       Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 4.2.

             Section 4.3       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

(a)	if to Buyer or Parent:

Alliance Data Systems Corporation
17655 Waterview Parkway
Dallas, Texas 75292
Attention: General Counsel

with a copy to:

Akin, Gump, Strauss, Hauer & Feld L.L.P.
1700 Pacific Avenue
Suite 1700
Dallas, Texas 75201
Attention: Alex Frutos

(b)	if to Seller:

Mail Box Capital Corporation
3700 Pipestone
Dallas, Texas 75212
Attention: Kenneth W. Murphy

with a copy to

Jenkens & Gilchrist, P.C.
1445 Ross Ave.
Suite 3200
Dallas, Texas 75202
Attention: L. Steven Leshin

(c)	if to Blair:

William Blair Mezzanine Capital Fund II, L.P.
222 West Adams Street
Chicago, Illinois 60606
Attention: Terrance M. Shipp & David M. Jones

(d)	with a copy to: Winston & Strawn

35 West Wacker Drive
Chicago, Illinois 60601
Attn: Laurence R. Bronska, Esq.
Telecopy: (312) 558-5700

             Section 4.4       GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE TEXAS PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a Texas state or federal court sitting in the City of Dallas, and the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

             Section 4.5       Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Except as provided in Section 3.2 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto without the prior written consent of the other Parties; provided, however, that Buyer may assign this Agreement in whole or in part to any of its affiliates without the consent of Seller; provided, further, Buyer acknowledges and agrees that any such assignment shall not relieve or release Buyer from its agreements and obligations hereunder, all of which shall survive such assignment.

             Section 4.6       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             Section 4.7       Entire Agreement.  This Agreement, the Purchase Agreement (including the Exhibits and Disclosure Schedules thereto and the documents, certificates and instruments referred to therein) and that certain Confidentiality Agreement by and between Parent and Seller dated March 26, 2001 (the “Confidentiality Agreement”) embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings, other than the Purchase Agreement and the Confidentiality Agreement, between the Parties with respect to such transactions.

             Section 4.8       Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

             Section 4.9       No Third Party Beneficiary.  Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties hereto and their respective successors and permitted assigns, any right, remedy, or other benefit under or by reason of this Agreement or any documents executed in connection with this Agreement.  Buyer acknowledges that Seller has entered into an Agreement with Blair, dated as of the date hereof, which sets forth certain understandings between Seller and Blair with respect to the priority of payments by the Seller of the Earnout Amount.

             Section 4.10     Representation by Legal Counsel.  Each Party is a sophisticated party that was advised by experienced legal counsel and other advisors in the negotiation and preparation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

                           IN WITNESS WHEREOF, each Party has caused this Agreement to be signed by its duly authorized officers as of the date first above written.

BUYER:	ADS MB CORPORATION

By:
Name:
Title:

SELLER:	MAIL BOX CAPITAL CORPORATION

By:
Name:
Title: